EXHIBIT 10.21


To:      John Fox
From:    The Board of Directors
         The Barbers, Hairstyling for Men & Women, Inc.

SUBJECT:    COMPENSATION PROGRAM

The Barbers, Hairstyling for Men & Women, Inc. (company) will employ John Fox (employee) in the position of Vice President of Development.

1) Term of Agreement: October 1, 1997 through September 30, 2002 without any options for renewal.

2) Annual Base Salary: Increased annually on January lst, based upon review of performance.

3) Incentive Compensation: Eligible to participate in the Annual Executive Incentive Plan while employed, plus maintain existing incentive plan for franchise sales which will be paid whether employed or not.

4) Health Insurance: Participation in the company's group health plan.

5) Company Car: The company shall provide you with the use of a company car, the value of which shall not exceed $25,000 (value is as of 10/01/97 which shall be indexed for inflation in future years). The company shall pay all normal operating expenses, maintenance, license and sales taxes for the car.

6) Paid Vacation: The employee is eligible to take three weeks of vacation per calendar year, subject to the company's normal vacation policies.

7) Life Insurance: The company shall provide the employee with life insurance coverage payable to the employee's designated beneficiary.
   The company may, at its option, secure a "key person" policy with the company named as beneficiary.

8) Deferred Compensation: The company will establish a deferred compensation account on its books. Each year the account will be credited with an amount designated by the employee from earned sales commissions. In addition, the deferred compensation shall earn interest credited annually based on the "reference rate" then charged by the Norwest Bank National Association.

The company shall have full ownership over the account with the employee in the position of general, unsecured creditor. The employee may not assign or pledge the rights to this account to anyone else.

Upon termination of employment, the company shall pay the deferred compensation account to the employee in installments based on the following schedule:

         Fund Balance               Number of Installments
         ------------               ----------------------
         $10,000 or less one installment
         $10,000.01 - $30,000       two installments
         $30,000.01 - $60,000       three installments
         $60,000.01 - $100,000      four installments
         More than $100,000         five installments

In the event of the employee's death, the company shall make payments to the employee's estate or the employee's designated beneficiary.

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Termination: employment for cause. Cause shall mean termination upon:
         (A) the willful and continued failure by the employee to substantially perform the employee's duties with the company (other than any such failure resulting from the employee's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by the employee for good reason) after a written demand for substantial performance is delivered to the employee by the officer in charge, which demand specifically identifies the manner in which the officer in charge believes that the employee has not substantially performed the employee's duties; or (B) willful engaging by the employee in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. For purposes of the Subparagraph, no act, or failure to act, on the employee's part shall be deemed "willful" unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that the employee's action or omission was in the best interest of the company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the employee a copy of an explanatory letter (after reasonable notice to the counsel, to be heard), finding that in the good faith opinion of the officer in charge the employee was guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this subparagraph and specifying the particulars thereof in detail. If terminated for other than cause, full compensation and benefits payable as outlined below.

The company may terminate the employee on sixty days prior written notice. The company shall continue to pay the employee's base salary, health insurance and company car for a period of fifteen months after date of termination. All other benefits shall cease as of the date of termination.

         The employee may terminate employment with the company on sixty days notice. Except in case of change in control of the company, should the employee terminate employment, the employee shall receive the full benefits as described above up to the date of the employee's termination.

         In the event that the employee's employment is terminated by the employer for any reason within one (1) year following a "change in control" of the employer, a change in control will mean (i) the acquisition by a person or group (other than any children, member or members of the Florence Francis family) of beneficial ownership of thirty percent (30%) or more of the total issued and outstanding voting common stock of the company; and (ii) a merger or consolidation to which the company is a party, if, following such merger or consolidation the stockholders of the company and all members of the Florence Francis family have a combined beneficial ownership of less than twenty percent (20%) of the total voting stock of the surviving corporation, or a sale of the business of the employer to a person, persons or entity other than members of the Florence Francis family or an entity controlled by the Florence Francis family or any member of the Florence Francis family, then the employer will make a lump sump payment within thirty (30) days of termination to the employee equal to twenty (20) months' base salary. In the event this agreement is terminated by the employee for any reason within one (1) year following a "change in control" of the employer, or the sale of the business of the employer as described herein, then, within thirty (30) days of termination, the employer will make a lump sum payment to the employee equal to eighteen (18) months base salary.

10) Confidentiality & Conflicting Employment: The employee shall execute a standard employee confidentiality agreement. In addition, the employee agrees not to be employed or otherwise assist any competitor of the company for a period of two years after the end of employment with the company.

11) Other Employee Benefits: The employee shall be entitled to all other employee benefits generally available to salaried employees, unless modified by any of the above terms.

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This Vice President of Development and Chief Executive Officer's compensation program is approved and authorized by The Board of Directors of The Barbers, Hairstyling for Men & Women, Inc. this 28th day of August, 1997.
Reaffirmed by the Board of Directors on the 16th day of October, 1997.


Frederick A. Huggins, Jr., Director      /s/ Frederick A. Huggins, Jr.
                                         ----------------------------------


Witnessed by:
Patricia Kessler, Vice President of Franchise Compliance and Corporate Secretary /s/ Patricia Kessler
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Accepted by John Fox:
/s/ John Fox
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